UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2015 (January 6, 2015)

VERITIV CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36479	42-3234977
(Commission File Number)	(IRS Employer Identification No.)

6600 Governors Lake Parkway Norcross, GA (Address of principal executive offices)	30071 (Zip Code)

Registrant’s telephone number, including area code: (770) 447-9000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

Veritiv Corporation (the “Company”) is furnishing herewith the following unaudited historical pro forma financial information by reportable business segment for each quarter in 2013 and each of the first three quarters in 2014 as if the merger with UWW Holdings, Inc. and the related financing occurred on January 1, 2013:

(Unaudited, in millions)	Print	Publishing	Packaging	Facility Solutions	Corporate & Other
Three Months Ended March 31, 2013
Net sales	$983.6	$342.1	$657.9	$369.6	$14.6
Adjusted EBITDA	$14.4	$5.0	$41.6	$8.1	$(47.2)

Three Months Ended June 30, 2013
Net sales	$983.0	$347.4	$677.6	$384.7	$14.5
Adjusted EBITDA	$19.8	$8.8	$47.5	$13.8	$(48.1)

Three Months Ended September 30, 2013
Net sales	$1,004.8	$377.2	$692.0	$381.4	$16.4
Adjusted EBITDA	$23.8	$9.1	$51.7	$16.3	$(46.0)

Three Months Ended December 31, 2013
Net sales	$979.5	$412.7	$712.5	$373.5	$16.5
Adjusted EBITDA	$19.5	$9.4	$46.8	$14.1	$(47.1)

Three Months Ended March 31, 2014
Net sales	$909.4	$316.3	$663.5	$331.4	$17.5
Adjusted EBITDA	$13.8	$7.3	$40.1	$6.8	$(44.1)

Three Months Ended June 30, 2014
Net sales	$916.0	$316.9	$702.7	$350.4	$19.8
Adjusted EBITDA	$16.1	$6.6	$44.4	$13.3	$(42.5)

Three Months Ended September 30, 2014
Net sales	$947.2	$338.2	$725.0	$357.0	$22.9
Adjusted EBITDA	$20.5	$9.2	$53.0	$15.5	$(46.7)

Adjusted EBITDA is the primary metric management uses to assess operating performance. The Adjusted EBITDA figures shown above represent segment earnings before interest, income taxes, depreciation and amortization, cash and non-cash restructuring (income) charges, stock-based compensation expense, LIFO (income) expense, asset impairment charges, (gain) loss on sale of joint venture, non-restructuring severance charges, merger and integration expenses, income (loss) from discontinued operations, net of income taxes, and certain other costs.

This information is being furnished and will not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section.

This information will not be incorporated by reference into any registration statement or other document filed by the Company under the Securities Act of 1933, as amended, or the Exchange Act, unless specifically identified therein as being incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERITIV CORPORATION

Date: January 6, 2015	/s/ Mark W. Hianik
Mark W. Hianik
Senior Vice President, General Counsel & Corporate Secretary